Jade Art Group Issues 2008 Guidance

NEW YORK and JIANGXI, CHINA, March 5, 2008 - Jade Art Group Inc. (OTCBB: JADG) today announced its financial projections for 2008. Guidance reflects normal business operations and does not include extraordinary or non-operating events. The projections are based on the transfer of Jade Art Group's subsidiary, Jiangxi XiDa Wooden Carving Lacquerware Co., Ltd., as per the previously disclosed exclusive distribution right agreement with Wulateqianqi XiKai Mining Co., Ltd. ("XiKai"). The Company anticipates revenue between $61 million and $65 million, net income between $37 million and $41 million and earnings per share of $0.15 to $0.17.

Jade Art Group's financial projections are supported by its recently announced sales agreements for the distribution of jade, totaling $37.5 million, to companies in SuZhou, YangZhou, ShenZhen, PuTian, and QuanZhou, China. Jade Art Group expects to sign additional agreements throughout the year to bring its revenue in line with 2008 projections.

Jade Art Group distributes SheTai Jade based on its distribution right agreement with XiKai, whereby Jade Art Group acquired exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years. The SheTai Jade mine's reserves are unique, in that they include some of the oldest (formed approximately 1.8 billion - 2.4 billion years ago) jade ore found in China and are considered to be of the highest quality in terms of rigidity and relative size of its pieces. SheTai Jade is as hard as quartz, with a degree of hardness between 7.1 and 7.3 on the Mohs scale, which is much higher than that of most jade. In addition, SheTai Jade is abrasion resistant, smooth and highly reflective. The green is pure and the gems are translucent, with a glassy luster. Due to its characteristics, SheTai Jade has a broad spectrum of applications. It can be used in commercial construction, decorative jade artwork, as well as intricately carved jade jewelry.

Mr. Hua-Cai Song, CEO of Jade Art Group, remarked, "We are confident Jade Art Group will meet its projections for 2008. Our distribution right agreement with XiKai provides us with a stable and long-term supply of jade from one of the largest jade reserves in China. Our costs remain low due to the beneficial terms in our distribution agreement with XiKai, as well as the fact that all of our sale agreements require our customers to accept the responsibility for the transportation and handling costs of the jade material."

Mr. Song continued, "Jade Art Group has developed quickly over the past several months. The five sales agreements to-date represent expected future sales worth $37.5 million. Our unique market advantage, in addition to the increasing popularity of SheTai Jade, suggests an outstanding year for Jade Art Group and profitable returns for our shareholders."

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About Jade Art Group Inc.

Jade Art Group Inc., with the formation of Jiangxi SheTai Jade Industrial Co., Ltd., its wholly-owned subsidiary, is focusing its business-model on the distribution of raw jade sourced from the SheTai Jade mine in China. This mine has one of the largest jade reserves in China and is owned by XiKai, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years. Several national jade experts have noted the perceived superiority of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit:  http://www.jadeartgroupinc.com


FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, projected volume of customer orders, performance by customers under existing and future agreements, cash flows and values, statements relating to the continued advancement of Jade Art Group's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     wzhao@jadeartgroupinc.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com